Exhibit 99.1

Chart Industries Reports 2013 Third Quarter Results

Cleveland, Ohio - October 31, 2013 - Chart Industries, Inc. (NASDAQ: GTLS), a leading independent global manufacturer of highly engineered equipment used in the production, storage and end-use of hydrocarbon and industrial gases, today reported results for the third quarter ended September 30, 2013. Highlights include:

•	Sales up 19% from prior year quarter

•	Backlog up 12% sequentially to a record $743.4 million

•
Order activity strong; includes previously announced large awards for small scale LNG liquefaction in North America and LNG infrastructure build-out in China, and a new award for 20 LNG fueling stations in North America

•	Announcement of new manufacturing capacity in China for brazed aluminum heat exchanger operations

Net income for the third quarter of 2013 was $24.4 million, or $0.74 per diluted share. This compares with net income of $18.5 million, or $0.61 per diluted share, for the third quarter of 2012. Third quarter 2013 earnings would have been $0.82 per diluted share excluding $1.0 million, or $0.02 per diluted share, of costs recorded in the quarter largely associated with the AirSep acquisition, as well as a $0.06 per diluted share impact associated with Chart’s Convertible Notes (“Notes”) given Chart’s stock price performance.

Chart’s average common stock price was $112.45 in the third quarter, which exceeded the Notes’ conversion price of $69.03 and our warrants’ strike price of $84.96. This resulted in the inclusion of an additional 2,221,680 shares related to the Notes in the Company’s diluted earnings per share calculation for the quarter. The associated hedge, which helps offset this dilution, cannot be taken into account under Generally Accepted Accounting Principles (“GAAP”). If the hedge could have been considered, it would have reduced the additional shares by 1,336,383 resulting in the inclusion of only 885,297 additional shares related to the Notes. Although the Notes remain convertible at the option of the holders, there have been no conversions to date.

Third quarter 2012 earnings would have been $0.66 per share excluding $2.0 million, or $0.05 per diluted share, of costs largely associated with the AirSep acquisition, which closed in August 2012.

Net sales for the third quarter of 2013 increased 19% to $301.8 million from $254.2 million in the comparable period a year ago. Gross profit for the third quarter of 2013 was $88.6 million, or 29.4% of sales, versus $78.0 million, or 30.7% of sales, in the comparable quarter of 2012.

“Order activity for LNG related equipment remains strong, bolstered by positive news across the LNG value chain,” stated Sam Thomas, Chart’s Chairman, President and Chief Executive Officer. “On the supply side, we are seeing commitments being made in North America to expand small and mid-scale LNG liquefaction capacity. We’re also seeing progression in the build-out of LNG fueling infrastructure, as evidenced by the award received this quarter from a major oil company to build 20 fueling stations. On the end-user side, we are seeing growing demand for LNG equipment, especially for oilfield and transportation applications.”

Mr. Thomas continued, “We’re also excited to announce new heat exchanger capacity in China, which will help Chart meet global demand for brazed aluminum heat exchangers, across all industry sectors, and position Chart with market leading delivery schedules.”

Backlog at September 30, 2013 was $743.4 million, a new record, and up 12% from the June 30, 2013 level of $664.0 million. Orders for the third quarter of 2013 were $370.1 million compared with $369.7 million for the second quarter of 2013.

Selling, general and administrative ("SG&A") expenses for the third quarter of 2013 increased $5.7 million compared with the same period in 2012 to $47.9 million, or 15.9% of sales. SG&A expenses in the third quarter of 2012 were 16.6% of sales. The additional costs in the current quarter are primarily due to the AirSep acquisition, commissions due to the higher sales, and employee-related costs as we pursue LNG-related growth opportunities.

Net interest expense was $4.1 million for the third quarter of 2013, which included $2.5 million of non-cash accretion expense associated with the Company’s Notes. Net cash interest was $1.7 million.

Income tax expense was $7.0 million for the third quarter of 2013 and represented an effective tax rate of 21.9% compared with 30.7% in the prior year quarter. The rate was lower in the current quarter due to increased research and development credits and the effect of income earned by certain of the Company’s foreign entities being taxed at lower rates representing a higher portion of income.

Cash and short-term investments were $151.8 million at September 30, 2013, compared with $125.8 million at June 30, 2013.

SEGMENT HIGHLIGHTS

Energy and Chemicals (“E&C”) segment sales decreased by 3.6% to $80.0 million for the third quarter of 2013 compared with $83.0 million for the same quarter in the prior year. E&C gross profit margin was 27.1% compared with 29.2% a year ago. Large baseload LNG projects, with lower average gross margins, accounted for a larger share of the sales mix in the current quarter. Margins were also negatively impacted approximately 1.5% in the quarter due to higher than anticipated costs on certain projects.

Distribution and Storage (“D&S”) segment sales increased 29.8% to $152.9 million for the third quarter of 2013 compared with $117.8 million for the same quarter in the prior year. The increase was led by growth in sales of LNG equipment, including sales of on-vehicle LNG fuel tanks in North America, which ran at record levels in the third quarter of 2013. Additional demand for tanks from truck manufacturers has materialized, driven by the availability of new high horsepower natural gas engine options. D&S gross profit margin was 28.1% in the quarter compared with 30.3% a year ago. Gross margins declined due to year over year global sales and product mix differences.
BioMedical segment sales increased 28.7% to $68.9 million for the third quarter of 2013 compared with $53.5 million for the same quarter in the prior year. This increase is due to the AirSep acquisition, partially offset by continued lower year-over-year respiratory volumes in Europe and in the United States. BioMedical gross profit margin increased to 34.8% in the quarter compared with 33.8% for the same period in 2012. Lower AirSep acquisition related costs in the current quarter and improved mix in respiratory products contributed to the increase.

OUTLOOK
Based on third quarter results, current order backlog, and business expectations, the Company is adjusting its previously announced sales guidance and the range of its earnings guidance. Due to customer schedule changes and higher than anticipated costs for certain large projects in our E&C segment, sales and earnings are running lower than previously expected. Nonetheless, our strong outlook for 2014 and beyond on the use of natural gas, and LNG in particular, remains very positive.

Sales for 2013 are expected to be in a range of $1.175 to $1.225 billion, and diluted earnings per share are now expected to be in a range of $2.90 to $3.00 per diluted share, on approximately 30.6 million weighted average shares outstanding. This excludes the impact of $0.19 per diluted share primarily due to anticipated AirSep acquisition costs and any dilution impact resulting from the Notes. This compares with previous sales guidance of $1.2 to $1.3 billion and earnings guidance of $3.10 to $3.40 per diluted share which excluded $0.15 per diluted share in anticipated AirSep acquisition costs and any dilution impact resulting from the Notes.
FORWARD-LOOKING STATEMENTS

Certain statements made in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning the Company's plans, objectives, future orders, revenues, earnings or performance, liquidity and cash flow, capital expenditures, business trends, and other information that is not historical in nature. Forward-looking statements may be identified by terminology such as "may," "will," "should," "expects," "anticipates," "believes," "projects," "forecasts," “outlook,” “guidance,” "continue," or the negative of such terms or comparable terminology.

Forward-looking statements contained in this news release or in other statements made by the Company are made based on management's expectations and beliefs concerning future events impacting the Company and are subject to uncertainties and factors relating to the Company's operations and business environment, all of which are difficult to predict and many of which are beyond the Company's control, that could cause the Company's actual results to differ materially from those matters expressed or implied by forward-looking statements. These factors and uncertainties include, among others, the following: the cyclicality of the markets that the Company serves and the vulnerability of those markets to economic downturns; a delay, significant reduction in or loss of purchases by large customers; a delay in the anticipated timing of LNG infrastructure build out or respiratory therapy demand recovery; fluctuations in energy prices; the potential for negative developments in the natural gas industry related to hydraulic fracturing; changes in government energy policy or the failure of expected changes in policy to materialize; competition; economic downturns and deteriorating financial conditions; our ability to manage our fixed-price contract exposure; our ability to successfully manage our planned operational expansions; our reliance on key suppliers and potential supplier failures or defects; the modification or cancellation of orders in our backlog; changes in government healthcare regulations and reimbursement policies; general economic, political, business and market risks associated with the Company's international operations and transactions; challenges and uncertainties associated with efforts to acquire and integrate product lines or businesses; loss of key employees and deterioration of employee or labor relations; litigation and disputes involving the Company, including product liability, contract, warranty, intellectual property, employment and environmental claims; variability in operating results associated with unanticipated increases in warranty returns of Company products; fluctuations in foreign currency exchange and interest rates; financial distress of third parties; the regulation of our products by the U.S. Food & Drug Administration and other governmental authorities; the pricing and availability of raw materials; potential future impairment of the Company’s significant goodwill and other intangibles; the cost of compliance with environmental, health and safety laws; additional liabilities related to taxes; the impact of severe weather; potential dilution to existing holders of our common stock as a result of the conversion of our convertible notes, and the need to utilize our cash balances or credit facility to fund any cash settlement related to such conversions; and volatility and fluctuations in the price of the Company’s stock.

For a discussion of these and additional factors that could cause actual results to differ from those described in the forward-looking statements, see the Company's filings with the Securities and Exchange Commission, including Item 1A (Risk Factors) in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, which should be reviewed carefully. The Company undertakes no obligation to update or revise any forward-looking statement.

Chart is a leading independent global manufacturer of highly engineered equipment used in the production, storage and end-use of hydrocarbon and industrial gases. The majority of Chart's products are used throughout the liquid gas supply chain for purification, liquefaction, distribution, storage and end-use applications, the largest portion of which are energy-related. Chart has domestic operations located across the United States and an international presence in Asia, Australia and Europe. For more information, visit: http://www.chartindustries.com.

Use of Non-GAAP Financial Information:

To supplement the unaudited condensed consolidated financial statements presented in accordance with U.S. GAAP in this news release, certain non-GAAP financial measures as defined by SEC rules are used.  The non-GAAP measures included in this news release have been reconciled to the comparable GAAP measures within an accompanying table, shown on the last page of this news release.

As previously announced, the Company will discuss its third quarter 2013 results on a conference call on Thursday, October 31, 2013 at 10:30 a.m. ET. Participants may join the conference call by dialing (877) 312-9395 in the U.S. or (970) 315-0456 from outside the U.S. A live webcast presentation will also be accessible at 10:30 a.m. ET at http://www.chartindustries.com. Please log-in or dial-in at least five minutes prior to the start time.

A taped replay of the conference call will be archived on the Company’s website, www.chartindustries.com, approximately one hour after the call concludes. You may also listen to a taped replay of the conference call by dialing (855) 859-2056 in the U.S. or (404) 537-3406 outside the U.S. and entering Conference Number 86879895. The telephone replay will be available beginning 1:30 p.m. ET, Thursday, October 31, 2013 until 11:59 p.m. ET, Friday, November 8, 2013.

For more information, click here:
http://ir.chartindustries.com/

Contact:

Ken Webster	or	Chris Rioux
Vice President, Chief Accounting		Manager of Investor Relations and
Officer and Controller		Financial Planning
216-626-1216		216-626-1216
ken.webster@chartindustries.com		chris.rioux@chartindustries.com

CHART INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(Dollars and shares in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Sales	$301,757	$254,249	$873,671	$710,294
Cost of sales	213,112	176,237	615,770	490,596
Gross profit	88,645	78,012	257,901	219,698
Selling, general and administrative expenses	47,934	42,170	147,043	117,522
Amortization expense	4,825	3,810	14,642	10,130
Impairment of intangible assets	—	—	—	3,070
Operating expenses	52,759	45,980	161,685	130,722
Operating income (1)	35,886	32,032	96,216	88,976
Other expenses:
Interest expense and financing costs amortization, net	4,469	4,332	13,090	12,860
Foreign currency (gain) loss	(393)	461	44	1,879
Other expenses, net	4,076	4,793	13,134	14,739
Income before income taxes	31,810	27,239	83,082	74,237
Income tax expense	6,963	8,354	21,524	23,064
Net income	24,847	18,885	61,558	51,173
Noncontrolling interest, net of taxes	402	369	1,578	638
Net income attributable to Chart Industries, Inc.	$24,445	$18,516	$59,980	$50,535
Net income attributable to Chart Industries, Inc. per common share:
Basic	$0.81	$0.62	$1.99	$1.70
Diluted	$0.74	$0.61	$1.90	$1.68
Weighted average number of common shares outstanding:
Basic	30,275	29,839	30,181	29,743
Diluted (2)	32,851	30,243	31,614	30,168

(1) Includes depreciation expense of $5,456 and $15,602 for the three and nine months ended September 30, 2013, respectively, and $4,406 and $12,644 for the three and nine months ended September 30, 2012, respectively.

(2) Includes an additional 2,222 and 1,081 shares related to the Convertible Notes in the Company’s diluted earnings per share calculation for the quarter and year-to-date periods ended September 30, 2013, respectively. The associated hedge, which helps offset this dilution, cannot be taken into account under GAAP. If the hedge could have been considered, it would have reduced the additional shares by 1,336 for the quarter and by 850 for the year-to-date periods ended September 30, 2013.

CHART INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(Dollars in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Net Cash Provided by Operating Activities	$9,051	$19,398	$19,433	$14,473
Investing Activities
Capital expenditures	(21,583)	(12,149)	(50,809)	(28,951)
Proceeds from sale of assets	64	2,040	64	2,040
Acquisition of business, net of cash acquired	67	(182,450)	(2,965)	(182,450)
Other investing activities	—	(359)	—	(359)
Net Cash Used In Investing Activities	(21,452)	(192,918)	(53,710)	(209,720)
Financing Activities
Proceeds from long-term debt	—	—	—	21,375
Borrowings on revolving credit facilities	73,319	18,387	173,550	18,387
Repayments on revolving credit facilities	(39,771)	—	(136,782)	—
Principal payments on long-term debt	(937)	(937)	(2,813)	(3,500)
Payment of deferred financing costs	—	13	—	(1,445)
Proceeds from exercise of stock options	823	1,481	5,285	3,324
Excess tax benefit from share-based compensation	1,023	1,579	5,495	7,934
Payment of contingent consideration	—	(1,300)	—	(1,300)
Common stock repurchases	(76)	(46)	(1,979)	(4,537)
Distribution to noncontrolling interest	—	—	(1,369)	—
Net Cash Provided By Financing Activities	34,381	19,177	41,387	40,238
Effect of exchange rate changes on cash	4,066	5,409	3,220	3,923
Net increase (decrease) in cash and cash equivalents	26,046	(148,934)	10,330	(151,086)
Cash and cash equivalents at beginning of period	125,782	254,709	141,498	256,861
Cash And Cash Equivalents At End of Period	$151,828	$105,775	$151,828	$105,775

CHART INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	September 30, 2013	December 31, 2012
	(Unaudited)
ASSETS
Cash and cash equivalents	$151,828	$141,498
Other current assets	513,273	414,926
Property, plant and equipment, net	206,541	169,776
Goodwill	399,099	398,941
Identifiable intangible assets, net	176,596	189,463
Other assets, net	13,907	13,237
TOTAL ASSETS	$1,461,244	$1,327,841

LIABILITIES AND EQUITY
Current liabilities (1)	$521,388	$273,775
Long-term debt	65,625	252,021
Other long-term liabilities	93,798	102,262
Convertible notes conversion feature (1)	59,100	—
Equity	721,333	699,783
TOTAL LIABILITIES AND EQUITY	$1,461,244	$1,327,841

(1) As a result of meeting one of the events for early conversion as defined in the Indenture of our $250,000 convertible notes, the $190,900 liability component was classified as a current liability, and the $59,100 was classified as temporary equity representing the convertible notes debt conversion feature in our Condensed Consolidated Balance Sheet as of September 30, 2013.

CHART INDUSTRIES, INC. AND SUBSIDIARIES
OPERATING SEGMENTS (UNAUDITED)
(Dollars in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Sales
Energy & Chemicals	$79,986	$82,968	$239,563	$228,921
Distribution & Storage	152,895	117,752	428,784	336,278
BioMedical	68,876	53,529	205,324	145,095
Total	$301,757	$254,249	$873,671	$710,294
Gross Profit
Energy & Chemicals	$21,698	$24,255	$65,479	$69,264
Distribution & Storage	42,984	35,678	121,341	95,968
BioMedical	23,963	18,079	71,081	54,466
Total	$88,645	$78,012	$257,901	$219,698
Gross Profit Margin
Energy & Chemicals	27.1%	29.2%	27.3%	30.3%
Distribution & Storage	28.1%	30.3%	28.3%	28.5%
BioMedical	34.8%	33.8%	34.6%	37.5%
Total	29.4%	30.7%	29.5%	30.9%
Operating Income (Loss)
Energy & Chemicals	$14,493	$17,057	$42,226	$44,785
Distribution & Storage	22,337	19,948	65,019	54,447
BioMedical	9,970	7,051	25,475	25,498
Corporate	(10,914)	(12,024)	(36,504)	(35,754)
Total	$35,886	$32,032	$96,216	$88,976

CHART INDUSTRIES, INC. AND SUBSIDIARIES
ORDERS AND BACKLOG (UNAUDITED)
(Dollars in thousands)

	Three Months Ended
	September 30, 2013	June 30, 2013
Orders
Energy & Chemicals	$93,083	$77,892
Distribution & Storage	218,990	222,053
BioMedical	58,050	69,746
Total	$370,123	$369,691
Backlog
Energy & Chemicals	$336,154	$322,827
Distribution & Storage	380,266	310,459
BioMedical	27,015	30,727
Total	$743,435	$664,013

CHART INDUSTRIES, INC. AND SUBSIDIARIES
RECONCILIATION OF DILUTED EARNINGS PER SHARE TO ADJUSTED EARNINGS PER SHARE
(UNAUDITED)

	Three Months Ended September 30,
	2013	2012
Earnings per diluted share	$0.74	$0.61
Inventory write-up to fair value	—	0.02
Severance/retention	0.02	0.02
Dilution impact of convertible notes	0.06	—
Other	—	0.01
Adjusted earnings per diluted share	$0.82	$0.66